EXHIBIT 5


                    SHAREHOLDERS' AGREEMENT


          This Agreement is entered into this 17th day of October, 1986 by and among Robert O. Anderson (a "Shareholder"),
Robert B. Anderson (a "Shareholder"), W. Phelps Anderson (a
"Shareholder") and Lonrho, Inc., a Delaware corporation
("Lonrho" or a "Shareholder") and The Diamond A Cattle Company, a New Mexico corporation ("Diamond A").

                            RECITALS
          A. Robert O. Anderson is the owner of 3,307 shares of common stock of Diamond A. Robert B. Anderson and W. Phelps Anderson are each the owners of 414 shares of common stock of Diamond A.
          B. Lonrho has purchased 4135 shares of Diamond A pursuant to the terms of the Purchase Agreement dated
October 17th, 1986 ("Purchase Agreement") by and among Diamond A and Lonrho.
          C. The Shareholders desire to enter into this Agreement to establish restrictions and rights with respect to their shares of capital stock of Diamond A and to establish each Shareholder's rights with respect to election of directors of Diamond A.
























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          NOW, THEREFORE, in consideration of the covenants and
agreements of the parties set forth below, the Shareholders and Diamond A agree as follows:
          1. Applicability. This Agreement shall be applicable to all shares of capital stock of Diamond A now owned or hereafter acquired by the Shareholders (the "Diamond A Shares"). This Agreement shall supersede all prior agreements among Shareholders relating to their Diamond A Shares.
          2. Restrictions on Transfer. Except as expressly provided in this Agreement, no Shareholder may sell or otherwise transfer, pledge, hypothecate or encumber any of his Diamond A Shares or contract to sell or otherwise transfer, pledge, hypothecate or encumber his Diamond A Shares without the prior written consent of the other Shareholders.
          3. Permitted Transfers. Each Shareholder may sell or otherwise transfer his Diamond A Shares to any entity controlled by the transferring Shareholder or any entity under common control by or with the transferring Shareholder. An individual Shareholder may sell or otherwise transfer his Diamond A shares to any member of his immediate family. Upon the death of an individual Shareholder, the deceased Shareholder's Diamond A Shares may be transferred as provided by his will or, in the absence of a will, by the laws of descent and distribution. Any transfer by a Shareholder of Diamond A


























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Shares permitted under this paragraph shall be subject to the condition that the transferee shall agree to be fully bound by all the terms and conditions of this Agreement.
          4. Right of First Refusal. Any Shareholder (the "Transferor") may transfer all, but not some only, of its shares in the Company to a person (the "Outside Transferee") which is not associated with the Transferor Provided Always that -
               (a)  within the period of sixty (60) days
          immediately preceding the transfer to the Outside Transferee, the Transferor shall have made an unconditional offer in writing to the other Shareholder(s) to sell all such shares to the other Shareholder(s) for a price in U.S. dollars and on the terms therein stated, such offer to be open for acceptance for at least thirty (30) days from the date of being communicated to the other Shareholder(s);
               (b)  if there shall be more than one other
          Shareholder the said offer Shall be such that
                    (i)  it shall be capable of acceptance by
               all of them jointly, or
                   (ii)  (failing a joint acceptance) they may
               accept the same in respect of parts of the Transferors' shares pro rata (as nearly as may



























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               be) to their holdings (the Directors resolving
               any question of apportionment between them)
                  (iii)  if one or more of the other
               Shareholders shall fail to accept the same, the remaining Shareholder(s) may accept the same pro rata to their holding(s)
                   (iv)  in the event of its not being accepted
               (whether in accordance with (i), (ii) or (iii) above) in respect of all the Transferor's shares it shall lapse.
               (c) such offer shall not have been duly accepted by the other Shareholder(s)
               (d) the transfer to the Outside Transferee shall be a transfer by way of sale at a price payable not lower than the price at which and under terms not more favorable than the price at which and the terms on which the shares were last previously offered to the other Shareholder(s)
               (e) the Outside Transferee shall have executed (and the Transferor shall have caused to be delivered to the other Shareholder(s)) a deed or other instrument effectively obligating and binding the Outside Transferee to observe and perform the



























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          provisions or the Shareholder's Agreement and of the
          Bylaws
               (f)  any Shareholder may transfer any of his
          shares in the Company with the sanction of all of the Shareholders
               (g) the Directors shall register any transfer which complies with the above. They shall not register any other transfer. The Director may require evidence of such compliance before affecting registration
               (h) notwithstanding compliance with all of the foregoing transfer provisions, Robert O. Anderson, Robert B. Anderson and W. Phelps Anderson may not transfer any shares or any interest in any shares to any person or entity if that transfer could result in the loss of any gaming licences held by any affiliate of Lonrho and evidence thereof is furnished to Robert O. Anderson, Robert B. Anderson or W. Phelps Anderson as soon as reasonably possible, but no later than the expiration of the sixty (60) day period in
          (a) above.





























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          5.   Election of Directors.
               (a)  The bylaws of Diamond A provide for the
          election of three but not more than ten directors.
          The Shareholders agree that Robert O. Anderson,
          Robert B. Anderson and W. Phelps Anderson shall collectively be entitled to name five directors, and that Lonrho shall be entitled to name five directors. Each Shareholder agrees to vote for the directors designated by the other Shareholders and agrees that the directors designated by a Shareholder cannot be removed without the consent of such Shareholder. Each Shareholder agrees to vote for the removal of a director designated by a Shareholder upon the request of the Shareholder who designated the director.
               (b) Each Director may at any time appoint an individual as his alternate to attend meetings of the Directors in his absence and to vote thereat in his stead and may at any time remove such alternate from office. Every such appointment or removal shall be by instrument in writing under the hand of the appointor left at the registered office. Upon his appointor vacating office or dying or being removed from office, the appointment of an alternate shall ipso facto terminate. Subject to the limitations stated in the


























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          foregoing sentence a person may act in the capacity as
          alternate for more than one Director and both in his own right and as an alternate for another Director or Directors.
               (c)  At least one director representing Lonrho
          and at least one director representing all of the
          other shareholders shall be required for a quorum for the transaction of business at all meetings of the board of directors. The act of a majority of the directors present or represented at any meeting at which a quorum is present or represented shall be the act of the board of directors, except as otherwise specifically required by law and except with respect to the following matters which shall require the affirmative approval of all of the directors present or represented:
                    (i)  any alteration of, or amendment,
               addition or modification to, or any variation in
               -
                         (a)  the Articles of Incorporation
                         (b)  the Bylaws or
                         (c)  the name of the corporation
                   (ii)  any reduction or increase in the share
               capital of the corporation;


























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                  (iii)  any alteration in the classification of
               the shares of the corporation or the rights pertaining to such shares;
                   (iv)  any sale, lease, transfer, mortgage,
               pledge or other disposition of all or a
               substantial part of the business or assets of the corporation;
                    (v)  the merger, consolidation or
               amalgamation of the corporation with or into any other legal entity into the corporation;
                   (vi)  any loans by or to the corporation or
               any affiliate of the corporation in excess of $1,000,000;
                  (vii)  the acquisition of any business,
               properties or assets for a consideration in excess of $1,000,000 by the corporation or any affiliate of the corporation;
                 (viii)  the entering into of any contract or
               arrangement between the corporation and any shareholder of the corporation or affiliate of any shareholder;
                   (ix)  the declaration of any dividend or
               other distribution with respect to the shares of the corporation;


























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                    (x)  any contracts over $1,000,000; and
                   (xi) the repayment of any shareholder loans. After the closing the party shall take such steps as may be necessary to amend the Certificate of Incorporation and the Bylaws to implement the foregoing.
          6. Remedies for Breach. In the event of any claim being successfully made by Lonrho for the breach of the representations and warranties set forth in section 3 of the Purchase Agreement, in that event Anderson, at the option of Lonrho, shall either:
               (a) Pay Diamond A the full amount of the breach, or
               (b) Pay Lonrho half of the full amount of the breach, and any costs or expenses incurred in connection therewith, including legal fees.
          7. Legend. Each certificate representing Diamond A Shares shall have the following legend:
          THE SHARES OF STOCK REPRESENTED BY THIS
          CERTIFICATE ARE SUBJECT TO ALL THE TERMS OF
          AN AGREEMENT DATED AS OF OCTOBER 17th, 1986
          BETWEEN THE COMPANY AND ALL OF ITS
          SHAREHOLDERS, A COPY OF WHICH IS ON FILE AT
          THE OFFICE OF THE COMPANY.  SUCH AGREEMENT,
          AMONG OTHER THINGS, RESTRICTS THE SALE,
          PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OF
          THE SHARES REPRESENTED HEREBY.

          8. Notices. All notices under the provisions of this agreement shall be in writing and shall be deemed given when





















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personally delivered or two days after the same are mailed by certified mail, return receipt requested and with postage
prepaid to the parties at the following addresses:
               The Diamond A Cattle Company
               P.O. Box 1000
               Roswell, New Mexico  88201

               Robert O. Anderson
               P.O. Box 1000
               Roswell, New Mexico  88201

               Robert B. Anderson
               6404 Zapateco, Northwest
               Albuquerque, New Mexico  87107

               W. Phelps Anderson
               612 North Kentucky
               Roswell, New Mexico  88201

               Lonrho, Inc.
               805 Third Avenue
               New York, New York  10022

Any party may change the address specified above by written notice to the other parties in the manner set forth above.
          9.   Governing Law.  This agreement and the
performance hereof shall be governed by the laws of the State of New Mexico.
          10. Binding Effect. Except as provided herein, this agreement shall extend to and be binding upon the successors, assigns, heirs and legal representatives of the parties hereto.
          11. Enforceability. The rights and obligations of the parties under this agreement, including the rights under paragraph 3 shall be specifically enforceable.
















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          12.  Counterparts.  This Agreement may be executed in
any number of counterparts, each of which shall be an original, but all such counterparts shall constitute one and the same instrument.
          13.  Entire        of Agreement.  This Shareholders'
Agreement represents a complete understanding between the parties with regard to this matter and may not be changed orally.










































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          IN WITNESS WHEREOF, the parties hereto have executed
this agreement.

                              THE DIAMOND A CATTLE COMPANY



                              By:  /s/ Phelps Anderson__________
                                   PHELPS ANDERSON, President



                              /s/ Robert O. Anderson____________
                              ROBERT O. ANDERSON



                              /s/ Robert B. Anderson____________
                              ROBERT B. ANDERSON



                              /s/ W. Phelps Anderson____________
                              W. PHELPS ANDERSON



                              LONRHO, INC.



                              By:  /s/ R.W. Rowland_____________
                                   R.W. ROWLAND, Director

















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